CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Champlain Small Company Fund of The Advisors' Inner Circle Fund II:

We consent to the use of our report dated September 21, 2005, incorporated herein by reference, for the Champlain Small Company Fund, one of the portfolios constituting The Advisors' Inner Circle Fund II, as of July 31, 2005, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Registered Public Accounting Firm" and "Experts" in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 22, 2005